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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the filing on Form 8-K dated December 20, 1996, of Boyd Gaming Corporation (Boyd Gaming) of our report dated March 15, 1996, except for footnote 11 for which the date is May 23, 1996, relating to the consolidated financial statements of Par-A-Dice Gaming Corporation as of December 31, 1995 and 1994, and for each of the three years ended December 31, 1995, included in the Current Report of Boyd Gaming on Form 8-K dated June 7, 1996.

We also consent to the reference to our firm under the caption "Experts".



/s/ COOPERS & LYBRAND L.L.P.
-----------------------------
COOPERS & LYBRAND L.L.P.


Chicago, Illinois
December 20, 1996